Exhibit 99.1

ISTA Pharmaceuticals Reports Second Quarter 2009 Financial Results and Raises Full Year Revenue Guidance

IRVINE, Calif., August 5/PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), today reported financial results for the three months ended June 30, 2009. ISTA reported net revenue of $24.0 million for the three months ended June 30, 2009, a 35% increase over the same period of 2008. ISTA’s operating loss for the second quarter ended June 30, 2009 was $1.6 million or a 79% reduction from $7.8 million for the same period in 2008. As a result of the strong quarter, ISTA raised its guidance range for full year 2009 revenue to between $95 and $100 million. ISTA also now expects its gross margins will improve to a range of 72% to 74%, and ISTA narrowed the range of its R&D expenses to between $22 and $25 million.

“In addition to a clinically and commercially strong second quarter, we received a unanimous recommendation to approve Bepreve from the Dermatologic and Ophthalmic Drugs Advisory Committee. Their vote underscores our belief that Bepreve provides a safe and effective treatment for ocular itching associated with allergic conjunctivitis. Pending approval of Bepreve, we believe people who suffer from itchy eyes due to allergies will be pleased to have access to a new therapeutic option,” stated Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA Pharmaceuticals. “During the second quarter, we also announced positive results from a proof-of-concept Phase 2 clinical study in subjects with dry eye disease using a new, proprietary, low-dose formulation of bromfenac, the active ingredient in Xibrom. Combined with our previously announced positive Phase 2b results from ecabet sodium, we have established two very compelling candidates in our dry eye franchise. Data from both programs are being analyzed and discussions are ongoing with the Food and Drug Administration to determine the Phase 3 clinical study requirements for each product. We fully expect one of the Phase 3 studies could begin as early as 2010. The second half of 2009 should be as eventful as the first half because of the September 12 FDA action date on Bepreve and anticipated results from Xibrom QD and T-Pred Phase 3 clinical trials.

“On the commercial front, our business continued its strong growth. Xibrom and Istalol gained market share from competitive products, reflecting the strength of our sales teams’ ability to build relationships with the ophthalmic community, and during the first half of 2009, the NSAID market in which Xibrom participates also experienced stronger than expected growth. ISTA’s sales team is excited they may have an additional product, Bepreve, to add to their bag later this year, but they are fully committed to keeping Xibrom and Istalol well established in the physician’s office.”

Net Revenue

(in millions, except percentage data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
Xibrom	$18.1	$13.6	33%	$33.8	$25.5	33%
Istalol	4.3	2.8	54%	7.9	5.5	44%
Vitrase	1.5	1.3	15%	2.6	2.2	18%
Other	0.1	0.1	0%	0.1	0.1	0%
Total Net Revenue	$24.0	$17.8	35%	$44.4	$33.3	33%

Second Quarter Operating Details

Net revenue for the three and six months ended June 30, 2009 was $24.0 million and $44.4 million, respectively, or an increase of 35% and 33%, respectively, over the same periods of 2008. At June 30, 2009, based on available external and internal data, we believe the amount of average wholesaler inventories was reduced by approximately half a month from the first quarter of 2009.

Gross margin for the second quarter ended June 30, 2009, was 74% (or $17.7 million), as compared to 73% (or $13.0 million) for the same period in 2008. The increase in gross margin is primarily the result of increased growth in prescription levels and market share, particularly for Xibrom, our highest gross margin product.

Research and development expenses for the three and six months ended June 30, 2009 were $6.6 million and $13.4 million, respectively, as compared to $7.5 million and $17.3 million, respectively, during the same periods of 2008. The decrease in research and development expenses for 2009 was primarily the result of a decrease in clinical development costs, which include clinical investigator fees, study monitoring costs, and data management costs. Fluctuation in research and development expenses is driven primarily by the timing of initiation and completion of trials. Stock-based compensation costs included in research and development expenses for the three and six months ended June 30, 2009 were $0.3 million and $0.6 million, respectively, and $0.2 million and $0.3 million for the same periods of 2008, respectively.

Selling, general, and administrative expenses for the three and six months ended June 30, 2009 were $12.7 million and $25.7 million, respectively, as compared to $13.3 million and $27.0 million, respectively, for the corresponding periods in 2008. The decrease is primarily indicative of an overall improvement in expense management. Stock-based compensation costs included in selling, general and administrative expenses for the three and six months ended June 30, 2009 were $0.6 million and $1.3 million, respectively, as compared to $0.8 million and $1.5 million for the same periods in 2008, respectively.

Operating loss for the three and six months ended June 30, 2009 was $1.6 million and $6.0 million, respectively, as compared with an operating loss of $7.8 million and $19.9 million for the three and six months ended June 30, 2008, respectively. Including the non-cash warrant valuation charges, net loss for the three and six months ended June 30, 2009 was $36.6 million (or $1.10 per share) and $56.3 million (or $1.70 per share), respectively, as compared with a net loss of $9.4 million (or $0.28 per share) and $23.2 million (or $0.70 per share) for the same periods in 2008. The net loss for the three and six months ended June 30, 2009 included a non-cash warrant valuation charge of $34.0 million (or $1.02 per share) and $47.3 million (or $1.43 per share), respectively. The change in the valuation of the warrants was primarily driven by an increase of almost 150% in our stock price plus an increase in related volatility during the second quarter 2009. If our stock price and volatility had remained unchanged from the first quarter of 2009, there would not have been a material adjustment to the valuation of the warrants.

At June 30, 2009, we had cash of $46.9 million.

Because of the changing business conditions and our commercial performance we are adjusting our financial outlook.

•

We are raising our full year 2009 net revenue guidance to approximately $95 to $100 million. We do not expect a generic to Xibrom in 2009. As of June 30, 2009, no Drug Master File for bromfenac had been submitted to the FDA.

•	We are increasing our full year 2009 gross margin guidance to approximately 72% to 74%, subject to quarterly fluctuations based on revenue mix.

•	We continue to expect to be approximately operating income breakeven in 2009.

•

Based upon the progress of our clinical and pre-clinical programs, we are narrowing our guidance related to research and development expenses for the full year of 2009, which now are expected to be approximately $22 to $25 million.

•	We continue to expect our net loss for 2009 (excluding any mark-to-market valuation adjustments relating to warrants issued in 2008) to be approximately $7 to $10 million.

•	We expect to end 2009 with a cash balance of $35 to $45 million, including cash drawn on our Silicon Valley Bank Revolving Credit Facility.

Conference Call

ISTA will host a conference call with a simultaneous webcast today, August 5, 2009, at 5:00 PM Eastern Time, to discuss its second quarter 2009 results. To access the live conference call, U.S. and Canadian participants may dial 866-700-7441; international participants may dial 617-213-8839. The access code for the live call is 50706656. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the call is 37779170. This conference call also will be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals is an ophthalmic pharmaceutical company. ISTA’s products and product candidates addressing the $5.1 billion U.S. prescription ophthalmic industry include therapies for inflammation, ocular pain, glaucoma, allergy, and dry eye. ISTA currently markets three products and is developing a strong product pipeline to fuel future growth and market share, thereby continuing its growth to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release relating to ISTA’s 2009 expected financial results, the expected approval and commercial launch of Bepreve, the results of future or ongoing studies with ISTA’s low-dose formulation of bromfenac, ecabet sodium, Xibrom QD and T-Pred and ISTA’s intention to select one or more products in its dry eye franchise to advance to Phase 3 clinical trials in 2010. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing, including the introduction of competitive generic products; uncertainties and risks related to ISTA’s ability to properly manage its growth; uncertainties and risks regarding the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations and licensing arrangements; uncertainties and risks related to the continued availability of third party sourced products and raw materials on commercially reasonable terms, or at all; uncertainties and risks related to successful compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2008 and ISTA’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

CONTACT: Vince Anido, 949-788-5311, vanido@istavision.com, or Investors, Lauren Silvernail, 949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; Juliane Snowden, 212-213-0006, jsnowden@burnsmc.com, or Media, Justin Jackson, jjackson@burnsmc.com, of Burns McClellan, for ISTA Pharmaceuticals/

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		Adjusted		Adjusted
Revenue:
Product sales, net	$23,884	$17,691	$44,228	$33,145
License revenue	69	70	139	139

Total revenue	23,953	17,761	44,367	33,284
Cost of products sold	6,214	4,766	11,343	8,955

Gross profit margin	17,739	12,995	33,024	24,329
Costs and expenses:
Research and development	6,644	7,472	13,385	17,287
Selling, general, and administrative	12,708	13,302	25,687	26,952

Total costs and expenses	19,352	20,774	39,072	44,239

Loss from operations	(1,613)	(7,779)	(6,048)	(19,910)
Other (expense) income:
Interest income	—	163	3	551
Interest expense	(1,843)	(1,913)	(3,744)	(3,810)
Gain (loss) on derivative valuation	774	172	839	(42)
Loss on warrant valuation	(33,964)	—	(47,307)	—

Total other expense, net	(35,033)	(1,578)	(50,209)	(3,301)

Net loss	$(36,646)	$(9,357)	$(56,257)	$(23,211)

Net loss per common share, basic and diluted	$(1.10)	$(0.28)	$(1.70)	$(0.70)

Shares used in computing net loss per common share, basic and diluted	33,212	33,029	33,189	33,008

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2009	December 31, 2008
		Adjusted
Cash and cash equivalents	$46,867	$48,316
Short-term investments	—	4,700
Working capital	24,703	31,500
Total assets	72,073	82,660
Total stockholders’ deficit	(78,579)	(17,199)